                                               Filed pursuant to Rule 424(B)(5)
                                                         SEC File No. 333-50971

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 6, 1998)

                               15,000,000 Shares

                      Electronic Data Systems Corporation

                                 COMMON STOCK

                               ----------------

The General Motors Special Hourly Employees Pension Trust under the General Motors Hourly-Rate Employees Pension Plan is offering 15,000,000 shares of common stock. EDS will not receive any of the proceeds from the sale of shares in the offering.

                               ----------------

EDS' common stock is listed on the New York Stock Exchange under the symbol "EDS." On May 6, 1999, the last reported sale price of the common stock on the New York Stock Exchange was $52 1/4 per share.

                               ----------------

                             PRICE $52 1/4 A SHARE

                               ----------------

                                               Underwriting
                                    Price to   Discounts and     Proceeds to
                                     Public     Commissions  Selling Stockholder
                                    --------   ------------- -------------------
Per Share........................    $52.25        $1.44           $50.81
Total............................ $783,750,000  $21,600,000     $762,150,000

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement and the prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

              Advisor to United States Trust Company of New York
                           WASSERSTEIN PERELLA & CO.

                               ----------------

The selling stockholder has granted the underwriters the right to purchase up to an additional 2,250,000 shares of common stock to cover over-allotments. Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on May 12, 1999.

                               ----------------

MORGAN STANLEY DEAN WITTER

                             GOLDMAN, SACHS & CO.

                                                            MERRILL LYNCH & CO.

May 6, 1999

                               TABLE OF CONTENTS

 Prospectus Supplement   Page
 ---------------------   ----
Recent Developments..... S-3
Underwriters............ S-3
Legal Matters........... S-4
Experts................. S-4

            Prospectus              Page
            ----------              ----
Available Information..............   2
Incorporation of Certain Documents
 by Reference......................   2
The Company........................   3
Use of Proceeds....................   3
Background of the Offering.........   4
Selling Stockholder................   5
Plan of Distribution...............   5
Legal Matters......................   6
Experts............................   6

                               ----------------

  You should rely only on the information contained in or incorporated into this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is not an offer to sell the common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted. The information contained in this document is accurate only as of the date hereof, regardless of the time of delivery of this document or of any sale of the common stock.

                              RECENT DEVELOPMENTS

  On April 29, 1999, EDS announced that it recorded restructuring and other pre-tax charges totaling $379.8 million for the first quarter. These charges resulted primarily from costs associated with approximately 5,200 employee separations, asset writedowns, the consolidation of certain operations, and the discontinuation and exit of certain service offerings. On May 3, 1999, EDS announced the formation of its E-Business Solutions unit, which combines operations and capabilities from across EDS, including elements of Systemhouse, which EDS acquired from MCI WORLDCOM, Inc. on April 22, 1999. EDS also announced that it will reorganize into five geographic management regions instead of its traditional industry units as its primary channels for marketing, selling and delivering products and services to clients. The units include Europe, the Middle East and Africa; Canada; Latin America; Asia/Pacific and Japan; and the United States. This reorganization marks the beginning of EDS' efforts to simplify its organizational structure and reduce costs. As EDS continues to explore opportunities for organizational improvements and cost reductions, it could decide to take actions that would result in restructuring or other charges in the future.

                                 UNDERWRITERS

  Under the terms and subject to the conditions of the Purchase Agreement with EDS and the General Motors Hourly-Rate Employees Pension Plan, as the selling stockholder, and the related Pricing Agreement between the underwriters and the selling stockholder dated the date of this prospectus supplement (collectively, the "Purchase Agreement"), the underwriters named below have severally agreed to purchase, and the selling stockholder has agreed to sell to them, severally, the number of shares of EDS common stock set forth below opposite their names.

                                                                     Number of
                Name                                                   Shares
                ----                                                 ----------
   Morgan Stanley & Co. Incorporated................................  5,000,000
   Goldman, Sachs & Co..............................................  5,000,000
   Merrill Lynch, Pierce, Fenner & Smith
            Incorporated............................................  5,000,000
                                                                     ----------
     Total.......................................................... 15,000,000
                                                                     ==========

  The underwriters are offering the shares of common stock subject to their acceptance of the shares from the selling stockholder and subject to prior sale. The Purchase Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement, other than those covered by the underwriters' over-allotment option, if any shares are taken. Under certain circumstances under the Purchase Agreement, the commitments of non-defaulting underwriters may be increased.

  The underwriters initially propose to offer part of the shares of common stock directly to the public at the price to public set forth on the cover page of this prospectus supplement and part to some dealers at that price less a concession not in excess of $.86 a share. Any underwriter may allow, and the dealers may reallow, a discount not in excess of $.10 a share on sales to other underwriters or dealers. After the initial offering of the shares of common stock, the offering price, concession and discount may be changed.

  The selling stockholder has granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional 2,250,000 shares of common stock at the price to public less the underwriting discount set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only for the purpose of covering over-allotments, if any. If the underwriters exercise this option in full, each of the underwriters will be obligated, subject to some conditions, to purchase approximately the same percentage of the additional shares as the number of shares of common stock it will purchase bears to the total number of shares of common stock that all underwriters will purchase, as shown in the preceding table. If the underwriters' option is exercised in full, the total price to the public will be $901,312,500, the total underwriters' discounts and commissions will be $24,840,000, and total proceeds to the selling stockholder will be $876,472,500.

  EDS has agreed not to sell or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock for 90 days after the date of this prospectus supplement, without the prior written consent of Morgan Stanley & Co. Incorporated. This restriction will not apply in some circumstances involving (1) the conversion, exercise or exchange of options, warrants or other securities pursuant to their terms, (2) any agreement to issue such securities that is in effect on the date of this prospectus supplement, as well as issuances in connection with acquisitions or other business combinations, and (3) dividend reinvestment plans or employee benefit plans.

  The selling stockholder has agreed not to offer, sell or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for common stock for 90 days after the date of this prospectus supplement, without the prior written consent of Morgan Stanley & Co. Incorporated. This restriction will not apply to transfers to or for the benefit of employee benefit plans of EDS or its affiliates. This restriction also will not apply to transfers directly to employee benefit plans of Delphi Automotive Systems Corporation so long as the transferee agrees to a similar restriction.

  In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for and purchase shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions and discounts allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover short positions, in stabilization transactions, or otherwise. These transactions may occur on the New York Stock Exchange or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

  Some of the underwriters or their affiliates have provided, and are expected to continue to provide, various investment banking and other advisory services to EDS and the selling stockholder. They have received, and will continue to receive, customary compensation for these services.

  C. Robert Kidder, a director of EDS, is also a director of Morgan Stanley Dean Witter & Co., which is the parent company of Morgan Stanley & Co. Incorporated.

  EDS, the selling stockholder to the extent permitted under law, and the underwriters have agreed to indemnify each other against some liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

  D. Gilbert Friedlander, General Counsel for EDS, will pass upon the validity of the shares of common stock offered in this prospectus supplement. Vinson & Elkins L.L.P., Dallas, Texas, will pass upon some legal matters for the underwriters in connection with this offering.

                                    EXPERTS

  The consolidated financial statements and schedule of EDS as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS


                               40,000,000 Shares
                      Electronic Data Systems Corporation
                                 Common Stock

  The 40,000,000 shares (the "Shares") of Common Stock, par value $0.01 per share ("Common Stock"), of Electronic Data Systems Corporation, a Delaware corporation (together with its subsidiaries and predecessors, "EDS"), offered hereby may be offered for sale from time to time by and for the account of the General Motors Special Hourly Employees Pension Trust (together with any sub-trusts thereunder, the "Hourly Plan Special Trust" or the "Selling Stockholder") under the General Motors Hourly-Rate Employees Pension Plan (the "Hourly Plan"). See "Selling Stockholder."

  EDS will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. EDS will bear the costs of registering the Shares under the Securities Act, including the registration fee under the Securities Act of 1933, as amended (the "Securities Act"), certain legal and accounting fees and any printing fees. The Selling Stockholder will bear all other expenses in connection with this offering, including any underwriting discounts and commissions, brokerage fees and the fees and disbursements of counsel representing the Selling Stockholder. See "Selling Stockholder" and "Plan of Distribution."

  The Common Stock is listed in the United States on the New York Stock Exchange (the "NYSE") under the symbol "EDS." The last reported sale price of the Common Stock on the NYSE on August 5, 1998 was $36.6875 per share.

  United States Trust Company of New York is the trustee for the Hourly Plan Special Trust and U.S. Trust Company of California, N.A., an affiliate of United States Trust Company of New York, is the trustee for a sub-trust under the Hourly Plan Special Trust (together, the "Hourly Plan Trustee").

  The Selling Stockholder from time to time may offer and sell Shares (i) to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale, (ii) in block transactions in which the broker or dealer engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) to a broker or dealer as principal, which may resell Shares for its own account, and (iv) through "brokers' transactions" (within the meaning of Section 4(4) of the Securities Act ). To the extent required, the names of any underwriter, broker or dealer and applicable commissions or discounts and any other required information with respect to any particular transaction will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in any Prospectus Supplement delivered herewith. The Selling Stockholder reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Shares to be made in the manner set forth above.

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THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.  ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 6, 1998

                             AVAILABLE INFORMATION

  EDS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by EDS with the Commission can be inspected, and copies may be obtained, at the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549, at prescribed rates, as well as at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such reports, proxy statements and other information may also be obtained from the web site that the Commission maintains at http://www.sec.gov. Reports, proxy statements and other information concerning EDS can also be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, where the Common Stock is listed.

  Reports, proxy statements, and other information concerning EDS can also be obtained electronically through a variety of databases, including, among others, the Commission's Electronic Data Gathering, Analysis And Retrieval ("EDGAR") System.

  EDS has filed with the Commission a Registration Statement on Form S-3 (as amended and including exhibits, the "Registration Statement") under the Securities Act covering the resale of the shares of Common Stock offered hereby. Pursuant to the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. Such information can be inspected at and obtained from the Commission and the NYSE in the manner set forth above. For further information pertaining to EDS and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents or, where so stated, portions thereof, which have been filed by EDS with the Commission, are incorporated herein by reference:

  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

  2. Quarterly Report on Form 10-Q for the fiscal quarter ended March 31,
     1998;

  3. Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
     1998; and

  4. The section entitled "Description of Registrant's Securities to be Registered" contained in the Registration Statement on Form 8-A dated May 29, 1996.

  In addition, all documents filed by EDS with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  EDS will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents which have been or may be incorporated by reference in this Prospectus, other than exhibits to such documents not specifically described above. Requests for such documents should be directed to Electronic Data Systems Corporation, Investor Relations, Mail Stop H1-2D-05, 5400 Legacy Drive, Plano, Texas, 75024-3199 (Telephone Number:
(972) 604-6000).

                                  THE COMPANY

  EDS is a professional services firm that applies consulting, information and technical expertise to enhance clients' business performance. EDS offers its clients a portfolio of related services worldwide within the broad categories of systems and technology services, business process management, management consulting and electronic business. EDS provides clients access to a wide range of value-added offerings within each of the four categories. Services include the management of computers, networks, information systems, information processing facilities, business operations and related personnel. The following is a description of EDS' principal service offerings:

  . Systems and Technology Services. EDS' traditional outsourcing business encompasses systems development, systems integration and systems management. Also included in this area are desktop services, Year 2000 conversions and enterprise software solutions.

  . Business Process Management. EDS may manage an entire business function within the client's enterprise, including such activities as remittance processing, procurement logistics, enterprise customer management, customer service and training, as well as information technology operations.

  . Management Consulting. A.T. Kearney, an EDS subsidiary, provides clients with high value-added strategy, operations and information technology capabilities combined with implementation skills that improve overall business performance and competitive positioning. Services in this area focus on strategic consulting, including customer equity management, new market entry and shareholder value creation; operations consulting, encompassing strategic sourcing, supply chain management and manufacturing; and technology consulting, including systems planning, new technology applications and advanced applications.

  . Electronic Markets. EDS' offerings in this area include interactive marketing and payment services, internet and online services and advertising, electronic commerce, EDI (electronic data interchange), smart cards, multimedia and home shopping, and the design, development, implementation and operation of internet websites, corporate intranets and extranets.

  As of December 31, 1997, EDS employed approximately 110,000 persons and served clients in the United States and 43 other countries.

  EDS is incorporated under the laws of the State of Delaware. EDS' principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024, telephone number: (972) 604-6000.

                                USE OF PROCEEDS

  EDS will not receive any of the proceeds of the sale of any of the Shares offered hereby. All of such proceeds will be for the account of the Selling Stockholder and for the benefit of participants in the Hourly Plan.

                          BACKGROUND OF THE OFFERING

  On March 13, 1995, General Motors Corporation ("GM") contributed approximately 173 million shares of Class E Common Stock of GM (the "Class E Common Stock") to the Hourly Plan. Such shares, together with an approximately
16.9 million additional shares of Class E Common Stock then held by the Hourly Plan, became subject to the restrictions on transfer in and other terms of the Registration Rights Agreement dated March 12, 1995 between GM and United States Trust Company of New York, as Trustee of the Hourly Plan Special Trust (including the exhibits thereto, the "Registration Rights Agreement"). Pursuant to the split-off of EDS from GM on June 7, 1996 (the "Split-Off"), each share of Class E Common Stock was converted into one share of Common Stock. At the time of the Split-Off, EDS succeeded to all of the rights and obligations of GM under the Registration Rights Agreement (with the exception of certain indemnification provisions relating to prior offerings under the Registration Rights Agreement) and all of the provisions of the Registration Rights Agreement applicable to the Class E Common Stock held by the GM Hourly Plan Special Trust became applicable to the Common Stock into which such Class E Common Stock was converted. Since March 1995, the Hourly Plan Special Trust has sold, in the aggregate, 63,550,000 shares of Common Stock in underwritten public offerings (including 40,550,000 shares of Class E Common Stock sold in an underwritten public offering prior to the Split-Off).

  Under the Registration Rights Agreement, the Hourly Plan Special Trust may only transfer such shares of Common Stock in certain types of transactions and under certain circumstances, including "demand transfers" (which are defined under the Registration Rights Agreement to include public offerings and negotiated transactions, whether registered or not) and certain transfers to employee benefit plans maintained by EDS and its subsidiaries. The Registration Rights Agreement provides that any underwritten public offering to be effected thereunder by the Hourly Plan Special Trust must be reasonably designed to achieve a broad public distribution of the securities being offered. Subject to certain limitations, EDS may postpone the filing or effectiveness of any registration statement requested by the Hourly Plan Special Trust or the making of any demand transfer at any time EDS determines that such action would interfere with any proposal or plan by EDS to engage in any material acquisition, merger, tender offer, securities offering or other material transaction or would require EDS to make a public disclosure of previously non-public material information. The Registration Rights Agreement prohibits the Hourly Plan Special Trust from making a negotiated transfer (i) of more than 2% of the shares of Common Stock then outstanding to any person and (ii) to any person who is then required to file or has filed a Schedule 13D under the Exchange Act with respect to the Common Stock. The Hourly Plan Special Trust is permitted two demand transfers in any twelve-month period. Restrictions on the Hourly Plan Special Trust's transfer of shares of Common Stock under the Registration Rights Agreement will terminate when the Hourly Plan Special Trust owns less than 2% of the shares of Common Stock then outstanding. The Registration Rights Agreement also imposes certain restrictions on the ability of the Hourly Plan Special Trust to tender its shares of Common Stock in a third-party tender offer until such Trust owns 7.5% or less of the Common Stock on a fully diluted basis (after which time it may freely tender into any tender offer for Common Stock).

  Pursuant to the Registration Rights Agreement, the Hourly Plan Special Trust has the right to require that EDS file a registration statement which would permit sales of shares of Common Stock from time to time pursuant to Rule 415 under the Securities Act on or after March 12, 1999, the fourth anniversary of the date of the contribution of the Class E Common Stock to the Hourly Plan. Pursuant to an agreement between EDS and United States Trust Company, as Trustee of the Hourly Plan Special Trust, EDS and the Hourly Plan Special Trust agreed to file this Registration Statement pursuant to the terms and conditions of the Registration Rights Agreement.

                              SELLING STOCKHOLDER

  The Hourly Plan Special Trust is the owner of all of the Shares offered hereby. The Investment Funds Committee of GM's Board of Directors is the named fiduciary of the Hourly Plan pursuant to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a portion of the assets of the Hourly Plan (not including the shares of Common Stock owned by the Hourly Plan Special Trust) is subject to management by or under the supervision of General Motors Investment Management Corporation, a wholly-owned subsidiary of GM.

  Prior to GM's contribution of approximately 173 million shares of Class E Common Stock to the Hourly Plan Special Trust as described under "Background of the Offering," the Hourly Plan Trustee was appointed to have ongoing responsibility, as a fiduciary within the meaning of ERISA, to manage the shares of Class E Common Stock owned by the Hourly Plan Special Trust. The Hourly Plan Trustee retained Wasserstein Perella & Co., Inc. (the "Financial Advisor") to serve as its investment advisor regarding the management and disposition of such shares of Class E Common Stock, and as of the date of this Prospectus, the Financial Advisor continues to serve in such capacity after the Split-Off with respect to the Common Stock.

  The Hourly Plan Trustee has responsibility to manage prudently the shares of Common Stock held by the Hourly Plan Special Trust in a manner consistent with maximizing the value of its investment in Common Stock and in accordance with its determination of the extent to which it may prudently continue to hold such shares consistent with the diversification and related fiduciary requirements of ERISA. In accordance with the foregoing and in a manner consistent with the limitations and terms of the Registration Rights Agreement, the Hourly Plan Trustee has the authority and discretion to cause the Hourly Plan Trust to hold such shares or sell all or any portion thereof from time to time as it may deem appropriate, and to direct the voting of and the exercise of all other rights relating to such shares. The Hourly Plan Trustee intends to manage the disposition of such shares in a manner consistent with maintaining an orderly market for the Common Stock. The compensation of the Hourly Plan Trustee and the Financial Advisor is not contingent in any way on the sale or continued holding of shares of Common Stock by the Hourly Plan Special Trust.

  On August 5, 1998, the Hourly Plan Special Trust beneficially owned approximately 126.5 million shares of Common Stock, representing approximately 25.7% of the Common Stock outstanding.

                             PLAN OF DISTRIBUTION

  The Selling Stockholder may offer Shares from time to time depending on market conditions and other factors, in one or more transactions on the NYSE or any other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise. The Shares will be sold at prices and on terms then prevailing, at prices related to the then current market price or at negotiated prices. Subject to the terms of the Registration Rights Agreement, the Shares may be offered in any manner permitted by law, including through underwriters, brokers, dealers or agents, and directly to one or more purchasers. Sales of Shares may involve (i) sales to underwriters who will acquire Shares for their own account and resell them in one or more transactions at fixed prices or at varying prices determined at time of sale,
(ii) block transactions in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (iii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account and
(iv) ordinary brokerage transactions and transactions in which a broker solicits purchasers. Brokers and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or purchasers of Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholder and any broker or dealer that participates in the distribution of Shares positioned by a broker or dealer may be deemed to be an underwriter within the meaning of the Securities Act, in which event brokerage commissions or discounts may be deemed to be underwriting discounts and commissions under the Securities Act. Upon EDS being notified by the Selling Stockholder that a material arrangement has been entered into with an underwriter, broker or dealer for the sale of the Shares, a Prospectus Supplement will be filed, if required, pursuant to Rule 424 under the Exchange Act disclosing the number of Shares being offered and the terms of the offering, including the name of each underwriter, broker or dealer, any discounts, commissions and other items constituting compensation to underwriters, brokers or dealers, the public offering price and any discounts, commissions or concessions allowed or reallowed or paid by underwriters to dealers, and any other facts material to the transaction. As of the date of this Prospectus, there are no selling arrangements between the Selling Stockholder and any underwriter, broker or dealer.

  EDS will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. EDS will bear the costs of registering the Shares under the Securities Act, including the registration fee under the Securities Act, certain legal and accounting fees and any printing fees. The Selling Stockholder will bear all other expenses in connection with this offering, including any underwriting discounts and commissions, brokerage fees and the fees and disbursements of counsel representing the Selling Stockholder.

  Pursuant to the terms of the Registration Rights Agreement, EDS and the Selling Stockholder have agreed to indemnify each other and certain other related parties for certain liabilities in connection with the registration of the Shares.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for EDS by D. Gilbert Friedlander, General Counsel of EDS. Mr. Friedlander is the beneficial owner of shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of EDS as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 included in EDS' Annual Report on Form 10-K for the fiscal year ended December 31, 1997 incorporated herein by reference have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.